EXHIBIT 3.1
ARTICLES OF INCORPORATION
of
SHIN NIHON SEKIYU KABUSHIKI KAISHA
(NIPPON OIL CORPORATION)
CHAPTER I — GENERAL PROVISIONS
     (CORPORATE NAME)
     ARTICLE 1 — The corporate name of the Company shall be Shin Nihon Sekiyu Kabushiki Kaisha, which shall be expressed in English as NIPPON OIL CORPORATION.
     (PURPOSES)
ARTICLE 2	—	The purposes of the Company shall be to engage in the following businesses:

1.		To explore, develop, recover, refine, process, store, purchase and sell and transport petroleum and other mineral resources and by-products thereof;

2.		To manufacture, process, purchase and sell petrochemical products;

3.		To undertake construction and other engineering works by contract of oil refining, storing and selling facilities and accessories thereof;

4.		To supply electricity;

5.		To develop, manufacture and sell fuel cells, solar cells, electric storage devices, cogeneration systems and other distributed energy systems,

6.		To express, produce, process, purchase and sell animal and vegetable oils;

7.		To manufacture and sell pharmaceuticals, quasi-pharmaceuticals, agricultural chemicals and other chemicals;

8.		To purchase and sell automotive supplies and to service and repair automobiles;

9.		To develop, manufacture and sell liquid crystal films,

10.		To purchase and sell beverages, foodstuffs, clothing, furniture and various containers and other daily commodities;

11.		To purchase and sell and lease, whether as lessor or lessee or both, real estate and to act as intermediaries or administrators of real estate;

12.		To manage, operate and lease, whether as lessor or lessee or both, athletic facilities, tourist facilities, accommodations and parking areas;

13.		To engage in the marine and overland transportation business and freight transportation handling business;

14.		To engage in the warehousing business;

15.		To act as non-life insurance agent and life insurance broker;

16.		To undertake development, sales, lease and operation of the computer and communication systems;

17.		To make investments in any and all kinds of business undertakings; and

18.		To do any and all other businesses incidental or relating to any of the foregoing items.
     (HEAD OFFICE)
     ARTICLE 3 — The head office of the Company shall be located in Minato-ku, Tokyo.
     (METHOD OF PUBLIC NOTICE)
     ARTICLE 4 — All public notices of the Company shall be given by electronic public notices; provided, however, that if the Company is unable to give an electronic public notice because of accident or any other unavoidable reason, public notices of the Company may be given in the Nihon Keizai Shimbun.

CHAPTER II — SHARES
     (TOTAL NUMBER OF SHARES AUTHORIZED TO BE ISSUED)
     ARTICLE 5 — The total number of shares authorized to be issued by the Company shall be five billion (5,000,000,000) shares.
     (ACQUISITION BY THE COMPANY OF ITS SHARES)
     ARTICLE 6 — The Company may, by a resolution of the Board of Directors, acquire its own shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.
     (STATUTORY MINIMUM NUMBER OF SHARES CONSTITUTING ONE UNIT)
     ARTICLE 7 — The statutory minimum number of shares constituting one unit of shares of the Company shall be one thousand (1,000) shares.
     (RIGHTS CONCERNING SHARES OF LESS THAN ONE UNIT)
     ARTICLE 8 — A shareholder of the Company is not entitled to exercise any rights other than the rights stated below concerning shares of less than one unit held by the said shareholder:
     1. Rights stipulated in each item of Article 189, Paragraph 2 of the Companies Act;
     2. Right to receive the allotment of offered shares and offered subscription rights, in proportion to the number of shares held by the shareholder;
     3. Right to request the additional sale of shares of less than one unit as defined in the following Article.
     (REQUEST FOR SALE OF SHARES BY SHAREHOLDERS HOLDING SHARES LESS THAN ONE UNIT)
     ARTICLE 9 — A shareholder of the Company may, pursuant to the Share Administration Regulations set forth in Article 11 hereof, request the Company to sell to the shareholder an additional number of shares that will constitute one unit together with shares of less than one unit held by the shareholder.
     (SHAREHOLDER REGISTRY ADMINISTRATOR)
     ARTICLE 10 — The Company shall have a Shareholder Registry Administrator for share administration.
     2. The Company shall, by a resolution of the Board of Directors, appoint a Shareholder Registry Administrator and designate the place where the Shareholder Registry Administrator shall perform his duties as such, and the Company shall give public notice of such appointment and designation.
     3. All administration services relating to the Register of Shareholders and the ledger of subscription rights of the Company (hereinafter collectively referred to as “Register of Shareholders, etc.”) including but not limited to preparation and keeping of the Register of Shareholders, etc. shall not be performed or undertaken directly by the Company but shall be delegated to and undertaken by the Shareholder Registry Administrator on behalf of the Company.
     (SHARE ADMINISTRATION REGULATIONS)
     ARTICLE 11 — All share administration procedures and the fees thereof shall be subject to the Share Administration Regulations determined by a resolution of the Board of Directors, except as provided by law, ordinances or this Articles of Incorporation.

CHAPTER III — GENERAL MEETING OF SHAREHOLDERS
     (CONVENING)
     ARTICLE 12 — An Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.
     (RECORD DATE OF ORDINARY GENERAL MEETING OF SHAREHOLDERS)
     ARTICLE 13 — The record date of the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year. The Company shall deem shareholders whose names are recorded in the Register of Shareholders on March 31 of each fiscal year to be the shareholders who shall be entitled to exercise their rights at an Ordinary General Meeting of Shareholders.
     (ELECTRONIC DISCLOSURE OF REFERENCE MATERIAL FOR THE GENERAL MEETING OF SHAREHOLDERS, ETC. AND DEEMED PROVISION)
     ARTICLE 14 — The Company may, at the time of convocation of a General Meeting of Shareholders, deem to have provided shareholders with the Reference Material for the General Meeting of Shareholders, business reports, non-consolidated financial documents and consolidated financial documents (hereinafter referred to as “Reference Material for the General Meeting of Shareholders, etc.”) by disclosing information with respect to matters which shall be stated or indicated in Reference Material for the General Meeting of Shareholders, etc. to shareholders through electronic means as provided for in the ordinances of the Ministry of Justice.
     (CHAIRMAN AT GENERAL MEETING)
     ARTICLE 15 — The President shall act as Chairman at all General Meetings of Shareholders. Should he or she fail or be unable to act with respect to any General Meeting of Shareholders, another Director shall act in his or her place in accordance with the order determined in advance by a resolution of the Board of Directors.
     (ADOPTION OF RESOLUTIONS)
     ARTICLE 16 — All resolutions at a General Meeting of Shareholders shall be adopted by a majority of the voting rights held by the shareholders present in person or by proxy who are entitled to exercise voting rights.
     2. Notwithstanding the foregoing paragraph, resolutions to be adopted at a General Meeting of Shareholders pursuant to each item of Article 309, Paragraph 2 of the Companies Act shall be adopted by not less than two thirds (2/3) of the voting rights held by the shareholders present in person or by proxy who hold not less than one third (1/3) of the voting rights of all shareholders entitled to exercise voting rights.
     (EXERCISE OF VOTING RIGHTS BY PROXY)
     ARTICLE 17 — A shareholder may exercise his or her voting right(s) by appointing only one (1) person to serve as a proxy who shall be a shareholder of the Company entitled to exercise voting right(s).
     (MINUTES)
     ARTICLE 18 — Minutes shall be prepared at each and every General Meeting of Shareholders as provided for in the ordinances of the Ministry of Justice.
CHAPTER IV — DIRECTORS AND BOARD OF DIRECTORS
     (NUMBER AND ELECTION OF DIRECTORS)
     ARTICLE 19 — The Company shall have twenty (20) or less Directors, who shall be elected by a resolution of a General Meeting of Shareholders.

     2. In order for any General Meeting of Shareholders to constitute a quorum for the election of a Director(s), the presence in person or by proxy of shareholders holding in aggregate not less than one third (1/3) of the voting rights of all shareholders entitled to exercise voting rights shall be required, and the resolution shall be adopted by a majority of the voting rights held by shareholders present in person or by proxy.
     3. No resolution for election of Directors shall be conducted by cumulative voting.
     (TERM OF OFFICE OF DIRECTORS)
     ARTICLE 20 — The term of office of a Director shall expire upon conclusion of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after his or her appointment of the directorship.
     2. The term of office of a Director elected to increase the number or fill a vacancy created by earlier termination of a Director shall be equal to the remainder of the term of office of the continuing Directors.
     (SIGNING OF THE LIMITED LIABILITY CONTRACT WITH AN OUTSIDE DIRECTOR)
     ARTICLE 21 — Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may make and enter into an agreement with an outside director purporting to limit responsibilities under Article 423, paragraph 1, of the Companies Act to the legally provided maximum amount.
     (ESTABLISHMENT AND CONVENING OF MEETINGS OF THE BOARD OF DIRECTORS)
     ARTICLE 22 — The Company shall have the Board of Directors.
     2. Notice of a Meeting of the Board of Directors shall be given to each Director and Auditor at least three (3) days before the day set for the Meeting; provided, however, that in case of emergency the aforesaid notice period may be shortened.
     (REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIAL TITLES)
     ARTICLE 23 — Representative Directors of the Company shall be appointed by a resolution of the Board of Directors.
     2. The Board of Directors may, by its resolution, appoint one (1) Chairman of the Board of Directors, one (1) President, three (3) or less Executive Vice Presidents and nine (9) or less Senior Vice Presidents.
     (REGULATIONS REGARDING THE BOARD OF DIRECTORS)
     ARTICLE 24 — Except as provided by law, ordinances or this Articles of Incorporation, the Board of Directors shall be administered in accordance with the Regulations Regarding the Board of Directors which shall be adopted by a resolution of the Board of Directors.
     (DEEMED ADOPTION OF A RESOLUTION BY THE BOARD Of DIRECTORS)
     ARTICLE 25 — If a Director makes a proposal on any agenda item at the Board of Directors and all Directors who are authorized to participate in the voting on such agenda item unanimously agree to his or her proposal in writing or by electromagnetic records, the Company shall deem that such proposal is adopted by a resolution at a meeting of the Board of Directors unless one (1) or more Auditors raise an objection.
CHAPTER V — AUDITORS, BOARD OF AUDITORS AND INDEPENDENT AUDITORS
     (ESTABLISHMENT, NUMBER AND ELECTION OF AUDITORS)
     ARTICLE 26 — The Company shall have six (6) or less Auditors, who shall be elected by a resolution of a General Meeting of Shareholders.
     2. In order for any General Meeting of Shareholders to constitute a quorum for the election of an Auditor(s), the presence in person or by proxy of shareholders holding in aggregate not less than one third (1/3) of the voting rights of all shareholders entitled to exercise voting rights shall be required, and the resolution shall be adopted by a majority of the voting rights held by shareholders present in person or by proxy.

     (TERM OF OFFICE OF AUDITORS)
     ARTICLE 27 — The term of office of an Auditor shall expire upon conclusion of the Ordinary General Meeting of Shareholders for the last fiscal year ending within four (4) years after his or her appointment of the auditorship.
     2. The term of office of an Auditor elected to fill a vacancy created by earlier termination of an Auditor shall be equal to the remainder of the term of office of his or her predecessor.
     (SIGNING OF THE LIMITED LIABILITY CONTRACT WITH AN OUTSIDE AUDITOR)
     ARTICLE 28 — Pursuant to the provision of Article 427, paragraph 1 of the Companies Act, the Company may make and enter into an agreement with an outside auditor purporting to limit responsibilities under Article 423, paragraph 1, of the Companies Act to the legally provided maximum amount.
     (ESTABLISHMENT AND CONVENING OF MEETINGS OF THE BOARD OF AUDITORS)
     Article 29 — The Company shall have the Board of Auditors.
     2. Notice of a Meeting of the Board of Auditors shall be given to each Auditor at least three (3) days before the day set for the Meeting; provided, however, that in case of emergency the aforesaid notice period may be shortened.
     (STANDING AUDITOR)
     ARTICLE 30 — A Standing Auditor(s) shall be appointed among Auditors by a resolution of the Board of Auditors.
     (REGULATIONS REGARDING THE BOARD OF AUDITORS)
     ARTICLE 31 — Except as provided by law, ordinances or this Articles of Incorporation, the Board of Auditors shall be administered in accordance with the Regulations Regarding the Board of Auditors which shall be adopted by a resolution of the Board of Auditors.
     (ESTABLISHMENT AND ELECTION OF INDEPENDENT AUDITORS)
     ARTICLE 32 — The Company shall have Independent Auditors, who shall be elected by a resolution of a General Meeting of Shareholders.
CHAPTER VI — EXECUTIVE OFFICERS
     (EXECUTIVE OFFICERS)
     ARTICLE 33 — The Company shall have Executive Officers, who shall be elected by a resolution of the Board of Directors.
     (REGULATIONS REGARDING EXECUTIVE OFFICERS)
     ARTICLE 34 — Responsibilities, obligations and other matters of Executive Officers shall be administered in accordance with the Regulations Regarding Executive Officers which shall be adopted by a resolution of the Board of Directors.
CHAPTER VII — ACCOUNTING
     (FISCAL YEAR)
     ARTICLE 35 — The fiscal year of the Company shall begin on April 1 of each year and end on March 31 of the following year.
     (YEAR—END DIVIDENDS)

     Article 36 — The record date of year-end dividends shall be March 31 of each year. The Company may, by a resolution of the Ordinary General Meeting of Shareholders, declare and make distributions out of the Company’s surplus funds in any year as year-end dividends to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on March 31 of each year.
     (INTERIM DIVIDENDS)
     ARTICLE 37 — The record date of interim dividends shall be September 30 of each year. The Company may, by a resolution of the Board of Directors, declare and make distributions out of the Company’s surplus funds in any year as interim dividends pursuant to the provisions of Article 454, paragraph 5 of the Companies Act to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on September 30 of that year.
     (NEGATIVE PRESCRIPTION)
     ARTICLE 38 — The Company shall be relieved of its obligation to pay any cash dividends which remain unclaimed for a period of three (3) years or more from the date when the same first become payable.
     (SUPPLEMENTARY REGULATION)
     The Company shall entrust the preparation and custody of the register of lost share certificates and other related administrative services to the Shareholder Registry Administrator, not performing or undertaking such services by itself.
     This regulation shall be effective until January 5, 2010 and be repealed as of January 6, 2010.
Jun. 23rd, 2009